EXHIBIT 21.1

SUBSIDIARIES OF SUPERCOM LTD.

Name of Subsidiary	Jurisdiction of Organization	Percent Owned

S.B.C. Aviation Ltd.	Israel	100%
PureRFid Inc.	United States	100%
SuperCom Slovakia, S.A.	Slovakia	66%